EXHIBIT 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

To the Participants and Plan Administrator
of the National Fuel Gas Company
Tax Deferred Savings Plan for Non-Union Employees

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-03057 and 333-102211) of National Fuel Gas Company of our report, dated May 13, 2005, relating to the financial statements of the National Fuel Gas Company Tax Deferred Savings Plan for Non-Union Employees as of and for the year ending December 31, 2004 which appear in this annual report on Form 11-K.

FREED MAXICK & BATTAGLIA, CPAs, P.C.

Buffalo, New York
June 27, 2005